Docusign Envelope ID: D328507B-7CC8-4ACE-9F22-E7B2EE3730CF

SALES CONTRACT

GEORGIA, FULTON COUNTY

AGREEMENT made this 12th day of September, 2024, by and between Pioneer Real Estate LLC, herein collectively called the First Party, (collectively, "Seller") and Ark7 Properties Advance LLC – Series #DJGLA (collectively, "Buyer") herein collectively called the Second Party.

IN CONSIDERATION OF TEN AND NO/100 dollars ($10.00), the receipt of which is hereby acknowledged, the First Party agrees to convey ownership of the Property by Limited Warranty Deed to the Second Party, for the Purchase Price of Two Hundred Forty-Five Thousand and NO/100 dollars, ($245,000.00).

Buyer has paid Two Thousand Five Hundred and NO/100 dollars ($2500.00) in immediately available funds to the seller as earnest money. The real property is described as:

215 Piedmont Avenue NE, Unit 902, Atlanta, GA 30308, Fulton County

Special Stipulations

1. TITLE: Seller shall convey good, marketable and insurable title to the Property, free of liens, charges (except current ad valorem taxes), and encumbrances, to Buyer by Limited Warranty Deed, subject only to the following matters which affect the Property: (a) zoning ordinances and (b) general utility, sewer, access and drainage easements or any other easements of record which do not unreasonably interfere with development of Property.
2. BUILDINGS: The building or buildings located on said property are sold "as is" and no warranties are made thereto, EXCEPT AS FOLLOWS: none.
3. TAXES: Property taxes for the year of Closing shall be prorated based on the Closing Date or the date the Second Party takes or took possession of the premises, whichever is later. The Second Party/Buyer shall pay all property taxes for the days after closing and subsequent years.
4. INSURANCE: The First Party shall pay to the Second Party an amount equal the premium for insurance coverage on the structure located on the premises for the days when the Property is in the First Party's possession.
5. UTILITIES: The First party shall pay all utility bills related to said premises, when the First Party is still in possession of said premises.

6. CLOSING: Unless otherwise agreed Buyer will pay any legal fees for preparation of this document and purchase closing of the premises, except that Seller agrees to give Buyer **$14,700.00** credit at closing. Seller will pay any costs necessary to clear the title of said property and any other costs for Seller to sell the premises, if necessary. The Closing shall take place at Liu & Associates, P.C, located at 1210 Warsaw Road, Suite 200, Roswell, GA 30076, on September 26, 2024.
7. POSSESSION AND CONDITIONS: (i) the Second Party will take possession of the premises immediately after closing. In the event the Second Party will not take possession of the premises immediately after closing, then the Second Party shall take possession of the Premises on: N/A.
8. PAYMENTS: The Purchase Price shall be made in the following manner: Cash.
9. Neither party has engaged a realtor except as stated herein, and no realtor fees are due to any such person or entity.
10. TIME: Time is of the essence.
11. TERMS: The terms "First Party" and "Second Party" shall include the heirs, executors, administrators, assigns or successors of the within named parties.
12. ASSIGNMENT: The Second Party may not assign this contract to any person or entity, without express written consent of the First Party.
13. ENTIRE AGREEMENT: This document contains the entire agreement of the said parties and may only be amended by written agreement signed by the First Party and Second Party. This agreement may be signed with more one duplicate and each shall be considered an original.
14. NON REPRESENTATION BY ATTORNEY: The parties named herein agree that the terms stated herein contain the agreement of the parties and that they have had the opportunity to review the document and consult with independent counsel, if desired. As to the preparation of this document which has been prepared by Nancy Liu, Attorney at law, of Liu & Associates, P.C., each of the within named parties agree and acknowledge that such attorney does not represent any of the parties and has not given any legal advice or counsel, other than incorporating the agreement of the parties into this document.
15. COSTS AND PRORATIONS.

    (a) **Seller must pay** all Seller's existing loans, liens and related costs affecting the sale of the property, Seller's settlement fees, the balance on any leased items that remain with the property, the legal fees of Seller's attorney. Any cost associated with clearing the title shall be paid by Seller. Any existing rental or lease deposits must be transferred to Buyer at closing. Seller shall pay HOA letter fee.

(b) **Buyer must pay** transfer taxes, deed and deed of trust recording fees, association transfer fees, hazard and any other required insurance, Buyer's settlement fees, and all Buyer's loan related or lender required expenses.

(c) Real estate taxes for the subject property for the calendar year of closing shall be prorated between the parties at closing using the tax bill for the current year, and if current year's tax bill is not available then using the tax bill for the previous year, provided that Seller and Buyer shall re-prorate. All prorations between Buyer and Seller are based upon the best available tax information. In the event there are additional taxes due or add-on bills issued for this property for the current or previous years, the parties understand, acknowledge and agree that THE PAYMENT TO THE TAXING AUTHORITY OF ANY ADDITIONAL TAXES WILL BE THE RESPONSIBILITY OF THE BUYER and that THE SELLER WILL IMMEDIATELY REIMBURSE THE BUYER FOR THE SELLER'S PRORATED SHARE OF ANY ADDITIONAL TAXES ASSESSED FOR THE CURRENT YEAR AND THE ENTIRE AMOUNT OF TAXES PAID BY THE BUYER FOR ANY YEAR PRIOR TO THIS PURCHASE.

16. Special Stipulation: 1) Property is sold AS IS and WHEREIS.

IN WITNESS, whereof the said First Party has signed and sealed this agreement on the date or dates shown below.

FIRST PARTY (Seller)
Pioneer Real Estate LLC

BY: ______________________ (SEAL)

SECOND PARTY (Buyer)
Ark7 Properties Advance LLC – Series #DJGLA

BY: ______________________ (SEAL)